EXHIBIT (J)





                 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-20899 on Form N-1A (the "Registration Statement") of our report dated February 22, 2006, relating to the financial statements and financial highlights of Atlas Insurance Trust, including Atlas Balanced Growth Portfolio, appearing in the Annual Report on Form N-CSR of Atlas Portfolio Builder for the year ended December 31, 2005, and to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Additional Information - Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP


April 26, 2006